TD COMMERCIAL BANKING
                                           Pine Valley Commercial Banking Centre
                                           4499 Hwy. #7 & Pine Valley Drive
                                           Vaughan, Ontario
                                           L4L 9A9
                                           Telephone No.: 905-264-6732
                                           Fax No.:       905-851-8209

February 18, 2002

Ontario Power Contracting Limited
396 Chrislea Road
Woodbridge, Ontario
L4L 8A8

Attention: Mr. Joe Alfano

Dear Sir:

The following amending agreement (the "Amending Agreement") amends the terms and conditions of the credit facilities (the "Facilities") provided to the Borrower as per the Agreement dated July 27, 2001 and the subsequent Amending agreement dated September 24, 2001:

CREDIT LIMIT        1.   The lesser of:
                         i)   CDN$700,000, AND
                         ii)  the total of 80% of the Receivable Value.
                    2.   CDN$100,000
TYPE OF CREDIT
AND BORROWING
OPTIONS             1)   OPERATING LOAN available at the Borrower's option by
                         way of:
                              o Prime Rate Based Loans in CDN$ ("Prime Based Loans")
                              o    Letters of Credit in CDN$ or US$ ("L/Gs")
                              o    Stand-by Letters of Guarantee in CDN$
                                   ("L/Gs")

                    2)   TENDER LOAN available by way of Prime Rate Based Loans
                         in CDN$ ("Prime Based Loans")
INTEREST RATES
AND FEES            Advances shall bear interest and fees as follows:

                    1)   OPERATING LOAN:
                              o Prime Based Loans: Prime Rate + 1.50% per annum
                              o L/Cs: As advised by the Bank at the time of issuance of the L/C
                              o    L/Gs: 2.00% per annum (minimum $150)

                    2)   TENDER LOAN: 1/2 of Prime Rate per annum (minimum 3%)

                    Interest Payments will be made in accordance with Schedule "A" attached hereto. Information on Interest Rate and Fee Definitions, Interest Rate Calculations and Payment is set out in the Schedule "A" attached hereto.



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SCHEDULE "A"-
STANDARD
TERMS AND
CONDITIONS          Schedule "A" sets out the Standard Terms and Conditions
                    ("Standard Terms and Conditions") which apply to these credit facilities. The Standard Terms and Conditions, including the defined terms set out therein, form part of this Agreement, unless this letter states specifically that one or more of the Standard Terms and Conditions do not apply or are modified.

Unless otherwise stated, the amendments outlined above are in addition to the Terms and Conditions of the existing Agreement. All other terms and conditions remain unchanged.

Yours truly,

THE TORONTO-DOMINION BANK:



/s/ HARRY NIGALES             N142           /S/ BENJAMIN CHUA        U647
--------------------          ----           -----------------        -----
per Harry Christakos         Signing         Benjamin Chua            Signing
Manager                      No.             Relationship Manager     No.





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